Zipcar Reports First Quarter Results

Revenue of $59.1 Million with 23% Growth in Total Membership

Cambridge, Mass., April 25, 2012 - Zipcar, Inc. (Nasdaq: ZIP), the world's leading car sharing network, today reported results for the first quarter ended March 31, 2012.

Scott Griffith, Chairman and CEO, commented, "Our first quarter results set the stage for a strong 2012. During the period, we generated 22% revenue growth in our North American markets while improving performance in our UK operations. We remain on track to deliver our first full year of US GAAP net income based on our growth trajectory, our leading brand and our first-to-scale advantage."

Highlights

  First quarter revenue increased 20% to $59.1 million compared to $49.1 million in the prior year period
  Total members grew 23% from the prior year period to more than 709,000 at quarter end
  UK operations showed an increasing trend in year-on-year revenue growth and driving revenue per vehicle as the quarter progressed
  Usage revenue per vehicle per day increased 5% to $60 from $57 in the prior year period
  First quarter adjusted EBITDA was break-even compared to a loss of $1.9 million in last year's first quarter
  First quarter US GAAP net loss of $3.0 million, or ($0.08) per share, compared to a loss of $6.1 million, or ($0.95) per share in last year's first quarter
  Invested $8.7 million in Wheelz, a peer-to-peer car sharing company
  Expanded Zipvan cargo van service to Boston and Washington, D.C.
  Announced partnership with Honda as a preferred vehicle manufacturer

Summary Results

For the 2012 first quarter, revenue increased 20% to $59.1 million compared to $49.1 million in the prior year period. Revenue growth resulted primarily from a 23% year-over-year increase in membership to more than 709,000 members at quarter end. Usage revenue represented $49.2 million in the first quarter of 2012, compared to $41.9 million in the prior year period. Fee revenue, which made up substantially all of the remaining revenue in both periods, represented 17% of total revenue in the 2012 first quarter compared to 15% in the prior year period.

In Zipcar's Established Markets - Boston, New York, Washington, D.C. and San Francisco - first quarter revenue grew 21% to $32.8 million compared to $27.1 million in the prior year period, driven by new member additions. Income before tax for the Established Markets represented 21% of revenue in the first quarter 2012 compared to 17% in the prior year period.

US GAAP net loss in the first quarter of 2012 was $3.0 million, or ($0.08) per share, compared to a loss of $6.1 million, or ($0.95) per share, in the prior year period, during which the outstanding share count was substantially lower.

Non-GAAP Results

Adjusted EBITDA for the 2012 first quarter was break-even compared to a loss of $1.9 million in the prior year period.

Ed Goldfinger, Chief Financial Officer, commented, "We recorded strong revenue growth in the first quarter and improved our profitability significantly compared to the same period last year. As a result, we are tracking well towards our 2012 financial objectives and have increased our full-year profitability outlook even while investing in marketing at historically high levels to test new channels."

Outlook

For full year 2012, Zipcar reiterates its revenue outlook in the range of $290.0 million to $296.0 million. The Company is increasing its full year 2012 profitability outlook with Adjusted EBITDA now expected to range from $16.0 million to $20.0 million and US GAAP net income expected to range from $3.0 million to $7.0 million. Zipcar is introducing its guidance for the 2012 second quarter, with revenue expected in the range of $71.0 million to $74.0 million, Adjusted EBITDA expected in the range of $2.0 million to $4.0 million and US GAAP net income/loss expected in the range of a net loss of $1.0 million to net income of $1.0 million. Zipcar's average share count is expected to be between 39.5 million to 40.5 million for the second quarter and between 40.0 million and 41.0 million for the full year. Common stock equivalents of approximately 3.0 to 4.0 million shares would be included in fully diluted shares outstanding for each period during which the Company reports US GAAP net income.

Conference Call, Webcast, and Slide Presentation

The Company will host a conference call today at 8:30 am Eastern Time to discuss its 2012 first quarter results and financial outlook. To access the call, please dial 877-407-8029 (U.S.) or 201-689-8029 (international) approximately 10 minutes prior to the start of the call. The teleconference will be available via live webcast, along with an accompanying slide presentation, at Zipcar's investor relations website, http://ir.zipcar.com.

If you are unable to listen to the live teleconference, a replay will be available through May 2, 2012, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 387# followed by conference ID number 392231#. An archived version of the webcast will also be available under the investor relations portion of Zipcar's website at http://ir.zipcar.com.

About Zipcar

Zipcar is the world's leading car sharing network with approximately 709,000 members and 9,300 vehicles in urban areas and college campuses throughout the United States, Canada, the United Kingdom, and Spain. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at http://www.zipcar.com.

Zipcar and the Zipcar logo are trademarks of Zipcar, Inc. Other company and product names may be trademarks of their respective owners.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to Zero Emission Vehicle credits or loss related to equity-method investee. The Company believes that this non-GAAP measure is an important measure of its operating performance because it allows management, investors and analysts to evaluate and assess the Company's core operating results from period to period after removing the impact of changes in the Company's capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. The Company includes vehicle-related depreciation and interest in its definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of the Company's service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases. The Company believes that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as Zipcar for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to the Company's board of directors as well as in the Company's annual incentive compensation program for senior management.

The Company does not consider the non-GAAP measure of Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant elements that are required by GAAP to be recorded in the Company's financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining how it is formulated. In order to compensate for these limitations, management of the Company presents this non-GAAP financial measure in connection with its GAAP results. The Company urges investors to review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's business. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP measure used in this press release are included in this release.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's growth trajectory and the Company's financial guidance and objectives for the second quarter of 2012 and for the full year 2012. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company's ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates or may operate, the Company's ability to continue to promote and maintain its brand in a cost-effective manner, the Company's ability to manage growth, the Company's ability to successfully expand its business internationally, and other risks detailed in the Company's publicly available filings with the Securities and Exchange Commission, which are available on www.sec.gov. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

ZIP-F

Contacts:

Investor Relations:

Jonathan Schaffer, The Blueshirt Group

Phone: 212-871-3953

Email: ir@zipcar.com

Media Relations:

Colleen McCormick, Public Relations Manager, Zipcar

Phone: 617-336-4342

Email: cmccormick@zipcar.com

Zipcar, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
(in thousands, except share and per share data)

Revenue	$ 59,133	$ 49,133
Cost and expenses
Fleet operations	39,728	34,966
Member services and fulfillment (1)	4,180	4,071
Research and development (1)	934	962
Selling, general, and administrative (1)	15,536	12,687
Amortization of acquired intangible assets	886	1,073
Total operating expenses	61,264	53,759
Loss from operations	(2,131)	(4,626)
Other income (expense)
Interest income	76	9
Interest expense	(970)	(2,455)
Other, net	(134)	987
Loss before income taxes	(3,159)	(6,085)
(Benefit) provision for income taxes	(57)	17
Net loss	(3,102)	(6,102)
Less: net income attributable to redeemable noncontrolling interest	54	5
Net loss attributable to Zipcar, Inc.	$ (3,048)	$ (6,097)

Net loss attributable to common stockholders per share:
Basic and Diluted	$ (0.08)	$ (0.95)
Weighted average number of common shares outstanding used in computing per share amounts:
Basic and Diluted	39,584,560	6,434,923

(1) Stock-based compensation is included in above line items

	Three Months Ended
	March 31,
	2012	2011

Member services and fulfillment	$ 43	$ 25
Research and development	59	42
Selling, general, and administrative	1,100	947
	$ 1,202	$ 1,014

Zipcar, Inc.

Reconciliation of adjusted EBITDA

(Unaudited)

	For the Three Months Ended
(in thousands)	March 31,
	2012	2011
Reconciliation of adjusted EBITDA
Net loss attributable to Zipcar, Inc.	$ (3,048)	$ (6,097)
Non-vehicle depreciation	613	561
Amortization	886	1,073
Non-vehicle interest expense	42	1,345
Interest income	(76)	(9)
Preferred stock warrant liability adjustment	-	174
Stock compensation	1,202	1,014
Acquisition and integration cost	361	898
Taxes	(57)	17
Zero Emission Vehicle credits	-	(861)
Loss of equity-method investee	69	-
Adjusted EBITDA	$ (8)	$ (1,885)

Zipcar, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)
	March 31,	December 31,
	2012	2011
(in thousands, except share and per share data)

Assets
Current assets
Cash and cash equivalents	$ 52,900	$ 61,658
Short-term marketable securities	23,256	24,788
Accounts receivable, net of allowance for doubtful accounts	6,396	7,452
Restricted cash	3,384	381
Prepaid expenses and other current assets	13,304	13,665
Total current assets	99,240	107,944
Long-term marketable securities	15,916	13,809
Property and equipment, net	113,406	103,789
Goodwill	104,107	99,696
Intangible assets	4,584	4,754
Restricted cash	6,207	7,277
Deposits and other noncurrent assets	15,456	7,269
Total assets	$ 358,916	$ 344,538
Liabilities and Equity
Current liabilities
Accounts payable	$ 5,657	$ 6,069
Accrued expenses	22,036	20,003
Deferred revenue	20,302	19,369
Current portion of capital lease obligations and other debt	12,755	11,367
Total current liabilities	60,750	56,808
Capital lease obligations and other debt, net of current portion	67,566	58,908
Deferred revenue, net of current portion	4,664	4,659
Other liabilities	1,781	2,313
Total liabilities	134,761	122,688

Commitments and contingencies

Non-controlling interest	1,531	400
Stockholders' equity:
Common stock, $0.001 par value	40	40
Additional paid-in capital	296,079	294,107
Accumulated deficit	(75,699)	(72,651)
Accumulated other comprehensive (loss) gain	2,204	(46)
Total stockholders' equity	222,624	221,450
Total liabilities and equity	$ 358,916	$ 344,538

Zipcar, Inc.

Key financial and operating metrics

(Unaudited)

	For the Three Months Ended
	March 31
	2012	2011
Key Financial and Operating Metrics:
Ending members	709,429	576,914
Ending vehicles	9,329	8,216
Usage revenue per vehicle per day	$ 60	$ 57
Total revenue per member per period	$ 85	$ 87
Cost per new account	$ 71	$ 53
Average monthly member retention	98.0%	98.2%
Adjusted EBITDA (in thousands)	$ (8)	$ (1,885)

	For the Three Months Ended
	March 31,
	2012	2011

Established Markets:
Ending members	361,402	304,066
Ending vehicles	4,763	4,167
Usage revenue per vehicle per day	$ 66	$ 64
Revenue (in thousands)	$ 32,789	$ 27,094
Income before tax (in thousands)	$ 6,815	$ 4,559